Exhibit 99.1

VIROPHARMA INCORPORATED Contacts: Robert A. Doody Assistant Director, Investor Relations Phone (610) 321-6290 Kristina M. Broadbelt (Media) Associate Director, PR & Advocacy Phone (610) 321-2358

VIROPHARMA ANNOUNCES POSITIVE CHMP OPINION FOR CINRYZE® (C1

INHIBITOR [HUMAN]) IN EUROPEAN UNION

- Approval Recommended for Three Indications: Routine Prevention, Pre-Procedure

Prevention, and Treatment in Patients with Hereditary Angioedema (HAE) -

- CHMP Also Recommends Approval of Self Administration Option -

Exton, PA, March 18, 2011 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has adopted a positive opinion at its plenary meeting in March 2011 recommending approval of a Centralized Marketing Authorization for Cinryze® (C1 inhibitor [human]) in adults and adolescents with hereditary angioedema (HAE) for routine prevention, pre-procedure prevention and acute treatment of angioedema attacks. The recommendation includes a self administration option for appropriately trained patients included in the proposed Summary of Product Characteristics.

Specifically, the CHMP-recommended the approved therapeutic indication to include treatment and pre-procedure prevention of angioedema attacks in adults and adolescents with hereditary angioedema (HAE), and routine prevention of angioedema attacks in adults and adolescents with severe and recurrent attacks of hereditary angioedema (HAE), who are intolerant to or insufficiently protected by oral prevention treatments or patients who are inadequately managed with repeated acute treatment. The CHMP also notes the relationship between Sanquin and ViroPharma, and that Sanquin’s C1 inhibitor, Cetor, is approved in a limited number of member states for acute treatment which is one of the three indications recommended for Cinryze, as an outstanding issue that must be considered by the European Commission prior to approval of the Cinryze Marketing Authorization Application.

“This would be the first C1-inhibitor therapy to be approved in Europe for prevention of HAE attacks in patients with hereditary angioedema,” commented Dr. Emel Aygören-Pürsün, Universitätsklinik (University Hospital), Frankfurt. “Prophylactic therapy with C1-inhibitor concentrate is an important step forward in the management of severely affected HAE patients. It is also beneficial that this C1-inhibitor therapy is also to be approved for therapy of acute attacks and pre-procedure prevention.”

“This positive CHMP opinion marks a key step in making Cinryze available to HAE patients across Europe and beyond that choose to proactively address their disease,” commented Thierry Darcis, M.D., ViroPharma’s vice president, general manager, Europe. “We estimate that there are several thousand patients throughout Europe who suffer from this debilitating disease, and with this recommendation, these patients may soon benefit from the unique use of Cinryze to either prevent their attacks or treat them when they occur, with the added convenience of self administration after appropriate training. ViroPharma is committed to providing important medicines to patients with unmet medical needs, and we look forward to working closely with physicians across Europe toward this important goal.”

The CHMP is the scientific advisory body of the EMA responsible for reviewing Marketing Authorization Applications for medicinal products for human use. The CHMP positive opinion forms the scientific basis for the European Commission to issue a binding decision for a Centralized Marketing Authorization, once issued, is valid throughout all the Member States of the European Union (EU) as well as in the European Economic Area (EEA), namely Norway, Iceland and Liechtenstein. The anticipated timeframe for the European Commission decision is in the second quarter of 2011. A summary of the CHMP opinion will be available here: http://tinyurl.com/2am4ubc. Please select “C” to access the Cinryze summary opinion.

Continued Darcis, “Our work is already well underway towards preparing for our commercial launch in Europe, with the goal of making this important therapeutic product available to European patients as soon as possible.”

Cinryze was designated an orphan medicinal product on October 8, 2009. Upon granting of a Centralized Marketing Authorization and retention of the orphan medicinal product designation, Cinryze would be entitled to a period of 10 years market exclusivity in respect of the approved therapeutic indication. This 10-year market exclusivity period could be extended cumulatively to 12 years when the results of all studies conducted in compliance with an agreed pediatric investigation plan are completed and included in the summary of product characteristics.

About Cinryze® (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product. In the U.S., Cinryze was approved by FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. In the E.U., the recommended indication is for treatment and pre-procedure prevention of angioedema attacks in adults and adolescents with hereditary angioedema (HAE), and routine prevention of angioedema attacks in adults and adolescents with severe and recurrent attacks of hereditary angioedema (HAE), who are intolerant to or insufficiently protected by oral prevention treatments or patients who are inadequately managed with repeated acute treatment.

Severe hypersensitivity reactions to Cinryze may occur. Thrombotic events have occurred in patients receiving Cinryze for routine prophylaxis, and in patients receiving off-label high dose C1 inhibitor therapy. Monitor patients with known risk factors for thrombotic events. With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening donors for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration.

The most common adverse reactions observed have been upper respiratory infection, sinusitis, rash and headache. No drug-related serious adverse events (SAEs) have been observed in clinical trials.

Cinryze is for intravenous use only. Per the U.S. label, a dose of 1000 Units of Cinryze can be administered every 3 or 4 days for routine prophylaxis against angioedema attacks in HAE patients. Cinryze is administered at an injection rate of 1 mL per minute.

About Hereditary Angioedema (HAE)

HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unregulated, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. Patients with HAE experience approximately 20 to 100 days of incapacitation per year. There are estimated to be at least 6,500 people with HAE in the United States and approximately similar demographics in the European Union.

For more information on HAE, visit the U.S. HAE Association’s website at: www.haea.org or the HAEi (International Patient Organization for C1 Inhibitor Deficiencies) at www.haei.org.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing innovative products for physician specialists to enable the support of patients with serious diseases for which there is an unmet medical need, and providing rewarding careers to employees. ViroPharma commercializes Cinryze® (C1 esterase inhibitor [human]) in the U.S. for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE). ViroPharma commercializes Vancocin®, approved in the U.S. for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including C1 esterase inhibitor deficiency and C. difficile infection.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s website, http://www.viropharma.com/. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Forward Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events, including our regulatory filings in Europe related to Cinryze, including without limitation statements related to potential regulatory timelines, the likelihood of regulatory success including our ability to address the questions regarding our relationship with Sanquin and the scope of indications for which Cinryze may be approved. The EC may view the data regarding the use of Cinryze for acute treatment and / or prevention of HAE we have submitted in the MAA as insufficient or inconclusive, request additional data, require additional clinical studies, delay any decision past the time frames anticipated by us, limit any approved indications, deny the approval of Cinryze for acute treatment and / or prevention of HAE or approve a competing product which has been granted orphan drug designation thereby preventing Cinryze from reaching the European market. In addition, the EMEA has enacted orphan drug legislation and Cinryze has received an orphan drug designation under this legislation. The EMA must reconfirm the orphan designation in connection with the approval of an MAA. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

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